Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contacts:

John Garrison

Empire Energy

877-663-2310

EMPIRE APPLIES FOR ADDITIONAL EXPLORATION LICENSES IN TASMANIA AS PART OF A NEW STRATEGIC ALLIANCE WITH A UK NATURAL RESOURCES HOUSE

LEAWOOD, Kansas, April 17, 2009: Empire Energy Corporation International (OTCBB: EEGC.OB) (“Empire Energy” or “the Company”), has today announced an investment in an African mining and mineral exploration company and the filing of applications for additional tenement licenses in Tasmania. These are as follows:

The Company has acquired the whole of the issued common shares of Grand Monarch Holdings Inc, a Delaware, fully reporting shell corporation, from Ballantyne Acquisition Corporation for 2,500,000 Empire Energy restricted shares. Ballantyne Acquisition Corporation is controlled by Tad Ballantyne, a Director of Empire Energy.

The Company has submitted tenement applications for the coal-bed methane horizons of the existing SEL 13/98 tenement and which would be tested commencing with the Bellevue #1 well, to be drilled shortly. Coal seams of Permian to Jurassic age occur throughout the Tasmanian Basin and are currently mined at several sites both by open pit and under ground mining methods.

The Company has also submitted an application for a further 12,040 sq kilometres of tenement on the Eastern seaboard of Tasmania, which includes approximately 5,000 sq kilometres of offshore area, where 7 kilometres of onshore and 256 kilometres seismic operations were previously carried out by companies managed by Malcolm Bendall,

The Company will assign one third of the Eastern seaboard Tenement to its wholly owned subsidiary Grand Monarch Holdings Limited followed by a stock exchange agreement with Geominex Resources Limited, a UK private company, under which the Company will exchange 90% of Grand Monarch Holdings Limited for all of the issued and outstanding share capital of Geominex Resources.  The Geominex Directors have estimated the value of their assets on a heavily discounted basis to be worth in the region of US$ 900 million.

Further to the recent filing of the 10K Report, the announced rights offering, if fully subscribed, may bring us the potential of an additional AUD$12 million to continue the drilling programs.  Empire CEO Malcolm Bendall has stated, “The applications for further tenements in Tasmania confirm the Company’s new financial strength capability, and its commitment and belief that there are world class volumes of oil and gas in the State.  At the same time, the Company has entered into a strategic alliance with Geominex Resources Limited to pursue this activity, and to expand the Company’s geographical spread into Africa where it will not only benefit from the existing mining operations, but also from the strong relationships of Geominex, and the potential for acquiring significant oil and gas tenements in Africa.”

Geominex Resources Chairman, Zamayi Sithole stated that *The strategic alliance with Empire is a significant step for Geominex, and will allow for the development of a substantial platform from which all parties will benefit significantly.  The alliance combines the strength of Empire’s oil and gas and mining experience with the financial capacity of Geominex to establish a London based natural resource company with an international focus and a direct access to the US Capital markets.”

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low cost finder of hydrocarbons. The company is currently operating in Tasmania’s central and northern basins.

Geominex Resources Limited is a private UK company with an address at Erskine House, 53 London Road, Maidstone, Kent ME16 8JH, United Kingdom, and which operates directly and indirectly through exploration and active mining in Africa, notably Geominex Mozambique Limitada, Geominex Niger S.A., Geominex Congo Limited, Geominex Burkina Faso S.A., Geominex Angola Limited and Geominex DRC Limited. All entities are owned from a minimal shareholding of 60% up to 100%. There is no interest in which the company owns less that 60% shares.

On behalf of Empire Energy

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int'l, please refer to its 10-KSB and 10 Q reports filed with the U.S. Securities and Exchange Commission.

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